Exhibit 2(c)
                           SCUDDER MUTUAL FUNDS, INC.

     On June 4, 1996, the Board of Directors of Scudder Mutual Funds, Inc. adopted the following amending the By-Laws of the corporation to read as follows:

          RESOLVED, that pursuant to the provisions of Article VIII of the Fund's By-Laws, Section 3 of Article IV of the Fund's By-Laws is hereby amended to read in its entirety as follows (additions have been underlined):

                                   ARTICLE IV
                                      STOCK

     SECTION 3. Transfers of Shares. Unless otherwise determined by Director resolution, the basis upon which stock shall be issued, redeemed, repurchased, converted and exchanged, including the determination of net asset value per share and the suspension thereof shall be as set forth in the Corporation's registration statements filed with the Securities and Exchange Commission, as amended from time to time and executed by a majority of the Directors or their attorneys. Transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and on surrender of the certificate or certificates, if issued, for the shares properly endorsed or accompanied by a duly executed stock transfer power, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require, and the payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any share or shares stand on the record of stockholders as the owner of the share or shares for all purposes, including, without limitation, the rights to receive dividends or other distributions and to vote as the owner, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in any such share or shares on the part of any other person.